Exhibit 99.1

    American
Oil & Gas, Inc.
(Logo Omitted)

                                                        NEWS RELEASE
                                                       July 25, 2005


               AMERICAN OIL & GAS ANNOUNCES $13.5 MILLION FUNDING

     DENVER- American Oil & Gas, Inc. (AMEX: AEZ) today announced receipt of an aggregate $13.5 million from accredited investors. The Company sold a total of 250,000 Units, with each Unit comprised of one share of its Series AA Convertible Preferred Stock ("Preferred Stock") and warrants to purchase shares of its $.001 par value common stock. The Company will pay an 8% annual dividend on the Preferred Stock in cash or in equivalent shares of common stock, at the discretion of the Company.

     If, within the next 60 days, the Company is successful in establishing natural gas sales from the Sims 16-26 well currently drilling at the Fetter project, then each share of Preferred Stock is convertible into nine shares of common stock, which is a conversion rate of $6.00 per share, and the Company will issue warrants to purchase 2.7 shares of common stock at $6.00 per share for each share of Preferred Stock sold. If the Company is not able to establish natural gas sales from the Sims well within 60 days, then the Preferred Stock is convertible into twelve shares of common stock, which is a conversion rate of $4.50 per share and the Company will issue warrants to purchase 3.6 shares of common stock at $4.50 per share for each share of Preferred Stock sold. The warrants expire 18 months from the closing date, and the Company can call the warrants if the daily weighted average trading price of the Company's common stock averages at least 123% of the exercise price for 25 consecutive trading days.

     The Preferred Stock automatically converts into common stock on the third anniversary of closing or anytime sooner at the discretion of the preferred holders. The Company can require conversion of the Preferred Stock if the daily weighted average trading price of the Company's common stock averages at least 150% of the conversion price for 25 consecutive trading days.

     In connection with the funding, the Company agreed to pay placement fees of $510,000 and 3-year warrants to purchase common stock. If the conversion price is $6.00, the placement fees will include warrants to purchase 281,250 common shares at $6.00 per share. If the conversion price is $4.50, the placement fees will include warrants to purchase 375,000 common shares at $4.50 per share.

     "We are pleased to announce the closing of this financing, a large portion of which was done with existing shareholders," stated Andrew Calerich, President of American Oil & Gas. "The proceeds from this funding, combined with our existing cash position and cash flow, position us to maintain aggressive drilling and development activities in our project inventory. In addition to ongoing drilling programs at our Fetter and Big Sky projects, we anticipate commencing drilling operations in other project areas during 2005. Our increased financial flexibility also allows us to continue adding acreage in core project areas and strengthens our ability to add new opportunities to our portfolio that offer the potential for significant reserve and production growth."

     The Company also is required to file a registration statement within 75 days in order to register the resale of the common stock underlying the Preferred Stock and the common stock underlying the warrants.

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     American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.
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     This release and the Company's website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views of any other person or entity.


Contact:
       Andrew Calerich, President              Neal Feagans, Investor Relations
    303.991.0173   Fax: 303.595.0709               Feagans Consulting, Inc
1050 17th Street, Suite 1                               303.449.1184